EXHIBIT 99.2

                         CONSENT OF DIRECTOR - DESIGNEE


            The undersigned has been designated to become a member of the Board of Directors of Regional Capital Management Corporation, a Florida corporation (the "Company"). In connection therewith the undersigned hereby consents to (a) being nominated for the position of director of the Company and to serve as such if elected, and (b) being named as a director-designee in the Company's
Registration Statement on Form SB-2 relating to the Company's initial public offering of its common stock, and in the Prospectus contained therein proposed to be circulated in connection with such offering, and all amendments thereto.




Date:  August 26, 1998




                                    /s/ Marc S. Kallins, M.D.
                                    --------------------------------------
                                    Name:  Marc S. Kallins, M.D.